Exhibit 99.1

Friday, February 15, 2008

IDT Names Dr. Ted Tewksbury President and Chief Executive Officer

Senior Semiconductor Executive to Drive Analog/Mixed Signal ASSP Solution Focus for IDT

SAN JOSE, Calif., February 15 2008 — IDT® (Integrated Device Technology, Inc.; NASDAQ: IDTI), a leading provider of essential mixed signal semiconductor solutions that enrich the digital media experience, today announced that Dr. Ted Tewksbury has been named president and chief executive officer of the company by the IDT Board of Directors. Tewksbury was most recently president and chief operating officer of AMI Semiconductor. He is expected to start at IDT on March 31, 2008, the beginning of the company’s fiscal year 2009. In addition to serving as president and chief executive officer, Tewksbury will be appointed to the IDT board of directors.

John Schofield, Chairman of the IDT Board of Directors, commented, “On behalf of the IDT Board, I am pleased to have Ted join IDT as the company president and chief executive officer. His leadership and results focus will enhance our already strong executive team. In addition, he brings over 20 years of semiconductor experience in mixed signal and analog application-specific standard products that we believe are a strong compliment to the growth plans for IDT.”

“I am excited about the opportunity to join IDT and look forward to building on the strong foundation already in place by growing revenue and profitability,” said Tewksbury. “I’m very impressed with the depth of the company’s existing product portfolio, especially its mixed signal semiconductor solutions and analog ASSPs. IDT is uniquely positioned for future growth because of its deep applications knowledge, its focus on solving customer problems, and its reputation for high-quality, innovative products.”

Prior to serving as president and chief operating officer of AMI Semiconductor, Tewksbury served as general manager and managing director at Maxim Integrated Products, Inc. where he managed 11 product lines, established their high-speed data converter and high-performance RF businesses, and introduced over 180 new products. Before that, Tewksbury served as director of SiGe RF/analog product development for IBM Microelectronics and as senior design engineer for Analog Devices. Tewksbury holds a BS, MS, and Ph.D. in Electrical Engineering from the Massachusetts Institute of Technology. Tewksbury has authored and co-authored many publications, holds several patents, and led the development of many industry firsts and award-winning technologies.

About IDT

With the goal of continuously improving the digital media experience, IDT integrates its fundamental semiconductor heritage with essential innovation, developing and delivering low-power, mixed signal solutions that solve customer problems. Headquartered in San Jose, Calif., IDT has design, manufacturing and sales facilities throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI”. Additional information about IDT is accessible at www.IDT.com.

Forward Looking Statements

Investors are cautioned that forward-looking statements in this release involve a number of risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include, but are not limited to, global business and economic conditions, fluctuations in product demand, manufacturing capacity and costs, inventory management, competition, pricing, patent and other intellectual property rights of third parties, timely development and supply of new products and manufacturing processes, dependence on one or more customers for a significant portion of sales, successful integration of acquired businesses and technology, availability of capital, cash flow and other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company urges investors to review in detail the risks and uncertainties in the Company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the fiscal year ended April 1, 2007 and Quarterly Report on Form 10-Q for the period ended December 30, 2007.

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